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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SFX Entertainment, Inc. for the registration of 2,736,448 shares of its Class A Common Stock and to the incorporation by reference therein of our reports dated: i) February 25, 1999, with respect to the consolidated financial statements of SFX Entertainment, Inc. and ii) October 2, 1997, with respect to the consolidated financial statements of Delsener / Slater Enterprises, Ltd. and Affiliated Companies, both included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                             Ernst & Young LLP


New York, New York
April 12, 1999